Exhibit 10.7

September 12, 2013

BY HAND

Mr. Mason Slaine

Mason:

The purpose of this letter is to confirm our mutual understandings and agreements with respect to your change in title and role with the Company. Reference is made to your Employment Agreement (the “Employment Agreement”), dated August 4, 2010, with Igloo Holdings Corporation, Interactive Data Corporation (the “Company”).

Effective as of September 20, 2013, and subject to the commencement of employment of the Company’s new President and Chief Executive Officer, you will relinquish your titles of President and Chief Executive Officer of the Company, and will revert to the role of Executive Chairman of the Company, as specified in the Employment Agreement. Thereafter, the terms of your continued employment with the Company as Executive Chairman shall continue to be governed by the Employment Agreement. Nothing in this letter is intended to alter your positions as Chairman of the Board of Directors of the Company or Chairman of the Board of Directors the Parent.

You acknowledge and agree none of the relinquishment of your positions, the appointment of the Company’s new President and Chief Executive Officer, your reversion to the role of Executive Chairman of the Company or the assignment of duties and responsibilities consistent therewith will constitute “Good Reason” under the Employment Agreement.

To indicate your acceptance with the understandings and agreements set forth herein, please countersign this letter where indicated below and return to the Company, c/o Vincent Chippari, the Company’s Chief Financial Officer.

Sincerely,

IGLOO HOLDINGS CORPORATION		INTERACTIVE DATA CORPORATION

/s/ Vincent A. Chippari		/s/ Vincent A. Chippari
By:	Vincent A. Chippari	By:	Vincent A. Chippari
Title:	Treasurer	Title:	Senior Vice-President and CFO

AGREED AND ACCEPTED:

/s/ Mason Slaine
Mason Slaine
Date: September 12, 2013